Exhibit 5.1

May 21, 2004

(303) 298-5930	18591-00039

(303) 313-2814

CSK Auto Corporation
645 E. Missouri Avenue
Suite 400
Phoenix, Arizona 85012

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel for CSK Auto Corporation, a Delaware corporation (the “Company”), in connection with registration under the Securities Act of 1933, as amended, of 735,613 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to be sold by three selling stockholders (such stockholders, the “Selling Stockholders” and such shares, the “Selling Stockholders’ Shares”) named in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with such registration. The selling stockholders propose to sell the Selling Stockholders’ Shares pursuant to the Plan of Distribution set forth in the Registration Statement.

     In rendering the opinions set forth herein, we have examined the originals, or copies identified to our satisfaction as being true and complete copies of the originals, of such records of the Company and certificates of officers of the Company and the Selling Stockholders and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     We have made such investigations of fact and law, examined such documents, obtained certificates from an officer of the Company and from the Selling Stockholders, and done such other things as we deemed necessary for purposes of rendering this opinion.

     Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Selling Stockholders’ Shares have been validly issued and are fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the foregoing opinion. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP